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                                  PRESS RELEASE

                                November 24, 2003

CONTACT:  Victor J. Galan, Chairman of the Board and Chief Executive Officer

          Joseph R. Sandoval, Executive Vice President and Chief Financial
          Officer

PHONE #: (787) 766-8301

WEBSITE: www.rgonline.com

FOR RELEASE:      IMMEDIATELY

                R&G FINANCIAL ANNOUNCES THREE-FOR-TWO STOCK SPLIT

         San Juan, Puerto Rico; November 24, 2003 - R&G Financial Corporation (NYSE: RGF) announced today that its Board of Directors has declared a three-for-two stock split on the Company's common stock. The split will be effected in the form of a stock dividend of one additional share of common stock to be issued on January 29, 2004 for each two shares of common stock held of record as of January 16, 2004.

         The stock split will not be dilutive to voting rights or shareholders' proportionate interest in the Company. Following distribution of the additional shares, R&G Financial will have 51,065,916 common shares outstanding (comprised of 21,559,584 Class A non-registered common shares and 29,506,332 Class B publicly traded common shares), compared to 34,043,944 shares outstanding prior to declaration of the stock split.

         Victor J. Galan, Chairman of the Board and Chief Executive Officer of the Company, indicated the stock split is intended to further increase liquidity in the Company's common stock by increasing its float outstanding. The stock split reflects in part the Company's continued earnings growth and strong stock performance.

         The Company, currently in its 31st year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico, R-G Crown Bank, its Florida-based federal savings bank, R&G Mortgage Corp., Puerto Rico's second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corporation, R&G Financial's New York and North Carolina based mortgage banking subsidiary, R-G Investments Corporation, the Company's Puerto Rico broker-dealer, and Home and Property Insurance Corporation, its Puerto Rico insurance agency. The Company operates 31 bank branches in Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 6 mortgage and 6 commercial lending offices in the U.S., and 44 mortgage offices in Puerto Rico, including 24 facilities located within R-G Premier's banking branches. At September 30, 2003, the Company had $7.8 billion of total assets and $725.1 million of stockholders' equity.